Exhibit 10.1

DEED RELATING TO THE SALE AND PURCHASE
OF CERTAIN MEDIA INTERESTS IN BULGARIA

DATED 18 February 2010

NEWS NETHERLANDS B.V.

NEWS CORPORATION

AND

CME MEDIA ENTERPRISES B.V.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

	CONTENTS
Clause		Page

1.	Interpretation	1
2.	Sale and Purchase of the Shares	2
3.	Conditions Precedent	2
4.	Pre-Completion Covenants	4
5.	Completion	7
6.	Consideration	7
7.	Adjustment to Consideration	7
8.	Post-Completion Covenants	9
9.	Protective Covenants	9
10.	Guarantees and Indemnities	10
11.	Seller's Warranties and Indemnities	10
12.	Purchaser's and Purchaser's Guarantor's Warranties	14
13.	Announcements and Confidentiality	15
14.	Guarantee by Purchaser's Guarantor	16
15.	Guarantee by Seller's Guarantor	17
16.	Bulgaria SPV	18
17.	Notices	18
18.	Assignments	20
19.	Gross Up and Withholding	20
20.	Payments	20
21.	General	21
22.	Whole Agreement	21
23.	Governing Law and Arbitration	22
24.	Language	22

Schedules

1.	The Companies
2.	The Subsidiaries
3.	Seller's Warranties
4.	Warranty Claims
5.	Completion
	Part 1 Seller's Obligations
	Part 2 Purchaser's Obligations
6.	Completion Statement
	Part 1 Completion Statement
	Part 2 Net Debt
	Part 3 Working Capital
	Part 4 Specific Policies to be used in preparing the Completion Statement
7.	Independent Accountants
8.	Interpretation
9.	Form of Deed of Adherence

Signatories

Appendix
1.	Agreed Form Documents
2.	Programming Schedule
3.	Monthly Estimate and Aggregate Costs and Expenses of the Target Companies (Excluding the Balkan Media Group)

THIS DEED is made on 18 February 2010

BETWEEN:

(1)
NEWS NETHERLANDS B.V. a company incorporated under the laws of the Netherlands entered into the Commercial register at the Chamber of Commerce of Amsterdam under company number 32055414 and whose registered address is at Pilotenstraat 39, 1059 CH Amsterdam, the Netherlands (the Seller);

(2)
NEWS CORPORATION, a company incorporated under the laws of Delaware with its principal place of business at 1211 Avenue of Americas, New York, New York 10036, United States of America (the Seller's Guarantor);

(3)
CME MEDIA ENTERPRISES B.V., a company organised under the laws of the Netherlands, registered under number 34349555 with the Trade Register and having its registered office at Dam 5B, Amsterdam JS, 1012, the Netherlands (the Purchaser); and

(4)
CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a company incorporated under the laws of Bermuda whose registered office is at Mintflower Place, 4th floor, Par-La-Ville Rd, Hamilton, Bermuda (the Purchaser's Guarantor),

(each, a Party, and together, the Parties).

BACKGROUND:

(A)
The Seller is legally and beneficially entitled to all the issued share capital of Balkan News Corporation and to 75 per cent. of the issued share capital of TV Europe. The Seller is also able to procure the sale of the remaining 25 per cent. of the issued share capital of TV Europe. Further details of each company are set out at Schedule 1.

(B)
The Seller wishes to sell, or procure the sale of, and the Purchaser wishes to purchase all the issued share capital of Balkan News Corporation and TV Europe, in each case on the terms and subject to the conditions set out in this Agreement.

(C)	The Seller's Guarantor is the ultimate holding company of the Seller and is willing to guarantee the obligations of the Seller under this Agreement.

(D)	The Purchaser's Guarantor is the ultimate holding company of the Purchaser and is willing to guarantee the obligations of the Purchaser under this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this Agreement, the definitions and other provisions in Schedule 8 apply throughout this Agreement, unless the contrary intention appears.

1.2
In this Agreement, unless the contrary intention appears, a reference to a clause, subclause, schedule or paragraph is a reference to a clause, subclause, schedule or paragraph of or to this Agreement. The schedules form part of this Agreement.

1.3	References to this Agreement shall be construed as references to this Deed.

1.4	The headings in this Agreement do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SHARES

2.1
Subject to the terms and conditions of this Agreement, the Seller agrees to sell, or in the case of the Shares being sold by Novacorp Limited, procure the sale of, the Shares to the Purchaser and the Purchaser relying on the Seller's Warranties and indemnities contained in this Agreement and the Tax Deed, agrees to purchase the Shares.

2.2
The Shares shall be sold with full title guarantee free from Encumbrances and together with all rights attaching to them as at the date of this Agreement (including, without limitation, the right to receive all dividends and distributions declared, made or paid after Completion).

2.3	The Seller shall procure that on or prior to Completion any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

2.4	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all Shares is completed simultaneously.

2.5	The Consideration for the sale of the Shares shall be determined in accordance with clauses 6 and 7 of this Agreement.

3.	CONDITIONS PRECEDENT

3.1
The sale and purchase of the Shares is conditional upon (i) satisfaction or waiver of the condition set out in (a) below on or prior to the Long Stop Date; and (ii) that no event set out in (b) or (c) below has occurred of which the Purchaser has notified the Seller in writing and which remains outstanding or has not been remedied by the earlier of the Effective Time and the Long Stop Date (the Conditions):

(a)	the entry into effect of the written approval by the BCPC for the purchase of the Shares by the Purchaser;

(b)
no injunction, judgment, decision, order, decree or ruling of any nature of any court or by any Governmental Authority being outstanding or change in Applicable Law that prohibits the consummation of the transactions contemplated by this Agreement; and

(c)	no event has occurred which has or is reasonably likely to have a Material Adverse Effect which has not been remedied by the Seller within thirty (30) days of such event first occurring.

3.2	The Purchaser shall use all reasonable endeavours to ensure the satisfaction of the Condition set out in subclause 3.1(a).

3.3
Without prejudice to subclause 3.2, the Purchaser shall with the reasonable cooperation of the Seller procure that all Initial Notifications made to the BCPC shall be submitted not later than ten (10) Business Days following the date of this Agreement and shall further procure that all additional information and documents requested by the BCPC or any other relevant authority shall be provided and complied with promptly throughout the relevant notification process. Subject to Applicable Law, the Seller shall reasonably co-operate with and promptly provide such information regarding the businesses and affairs of any member of the Target Group as the Purchaser or the BCPC may require in connection with the notifications which the Purchaser is required to make to the BCPC and any supplementary information requested by the BCPC or the Purchaser (except in the case of information provided to the Purchaser, that in relation to any such information, business secrets and other confidential information may be redacted so long as the Seller acts reasonably in identifying such material for redaction). Save as required by the BCPC or Applicable Law, the Seller shall not without the prior written approval of the Purchaser communicate with the BCPC or make any filing, submission or notification to the BCPC in each case, in connection with the transactions contemplated by this Agreement. The Purchaser undertakes to include a request in the Initial Notifications made to the BCPC for the BCPC to permit immediate implementation of its written approval (to the extent that such approval is given).

3.4	For the purposes of subclause 3.3, each Party agrees to:

(a)
keep all other Parties promptly informed of communications with the BCPC (including with respect to the complaint filed by Balkan News Corporation with respect to CableTEL and Eurocom on 27 January 2010) by arranging and participating in a call which shall take place at least weekly from the date of this Agreement until satisfaction of the Condition set out in subclause 3.1(a) between representatives of the Seller and the Purchaser to provide information about any meetings or phone calls with the BCPC or any members of its administration;

(b)
give the other Parties reasonable notice of all material meetings and, where practicable to do so, all material telephone calls with the BCPC such that the other Parties (or the other Parties' advisers) may elect to participate in them (except to the extent that the BCPC expressly requests that a Party should not be present at the meeting); and

(c)
provide the other Parties with drafts of all material written communications intended to be sent to the BCPC, give the other Parties a reasonable opportunity where practicable to comment on them and provide the other Parties with final copies of all such communications (except that in relation to all disclosure under this subclause, business secrets and other confidential material may be redacted so long as the other Parties act reasonably in identifying such material for redaction).

3.5
Each Party shall use all reasonable endeavours to procure (so far as it is so able to procure) that the condition in subclause 3.1(a) is satisfied as soon as possible, but no later than 10 July 2010 (the Long Stop Date).  If the Condition in subclause 3.1(a) is not satisfied on or before the Long Stop Date:

(a)	except for this subclause 3.5, clauses 1, 13, 14, 15, 17, 18, 19, 20, 21, 22, 23 and 24 and the provisions of Schedule 8, all the provisions of this Agreement shall lapse and cease to have effect;

(b)
neither the lapsing of these provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any of the Parties in respect of damages for non performance of any obligation under this Agreement falling due for performance prior to such lapse or cessation; and

(c)	in the event that only the Condition in subclause 3.1(a) remains unsatisfied at the Long Stop Date, the Purchaser shall promptly pay to the Seller the sum of US$20,000,000.

3.6
The exclusive remedy of the Seller in respect of any claims of the Seller against the Purchaser pursuant to clauses 3.2, 3.3 or 3.4 of this Agreement shall be the payment of the sum of US$20,000,000 under subclause 3.5(c).

3.7
The maximum liability of the Purchaser in respect  of any and all claims arising under this Agreement shall be limited to, in the aggregate, forty (40)% of the Consideration including any amount that may be available under subclauses 3.5(c) and 3.6 above.

3.8
The Purchaser shall keep the Seller fully informed and up to date with respect to its progress towards satisfaction of the Condition in subclause 3.1(a) and the Purchaser shall give written notice to the Seller of the satisfaction of the Condition in subclause 3.1(a) promptly on becoming aware of the same.

3.9	The Purchaser may at any time waive in whole or in part and conditionally or unconditionally the Condition set out in subclause 3.1(c) by notice in writing to the Seller.

4.	PRE-COMPLETION COVENANTS

4.1
Subject to subclause 4.2, until Completion, the Seller shall, to the extent permitted by Applicable Law (including but not limited to any competition law) procure that, except with the written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), no member of the Target Group shall depart in any material respect from the ordinary and usual course of its day-to-day business.

4.2	Without prejudice to the generality of subclause 4.1, the Seller undertakes to procure that between the date of this Agreement and Completion each Target Group Company (other than Balkan Media Group):

(a)
shall take all reasonable steps to preserve and protect the assets necessary for the operation of the business of the Target Group Companies including preserving the validity of all Intellectual Property Rights owned or used by the Target Group in the operation of their businesses;

(b)
shall make all insurance claims in relation to the Target Group Company (other than Balkan Media Group) (i) as soon as reasonably practicable and (ii) in accordance with the requirements of the relevant policy;

(c)	shall not without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

(i)
subject to subclause 4.2(ix)(E), enter into, or exercise an option in relation to, or amend, any agreement or series of related agreements, or incur any commitment unless any such new agreement or series of related agreements, amendment or exercise of an option (A) is capable of being terminated on six months notice or less and (B) involves or may involve an amount of less than US$500,000;

(ii)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

(iii)	except as contemplated by subclause 4.6(a), incur any additional borrowings or incur any other financial indebtedness other than those in the ordinary course of business;

(iv)	create, allot or issue any share capital or, other than as permitted by subclause 4.6(a), loan capital of any Target Group Company or any option to subscribe for the same;

(v)	repay, redeem or repurchase any share capital or, other than as permitted by subclause 4.6(a), loan capital of any Target Group Company (other than Balkan Media Group);

(vi)	except as contemplated by subclauses 4.6(b) and 4.6(c) declare, make or pay any dividend or other distribution to shareholders of any Target Group Company;

(vii)	take steps to procure payment by any debtor which is materially inconsistent with past practice;

(viii)	delay making payment to any trade creditors which is materially inconsistent with past practice;

(ix)	in relation to any Property:

(A)
carry out any material structural alteration or addition to, or materially effect any change of use of, such Property that would require the permission, approval or consent of a Governmental Authority in Bulgaria or a material amendment to an existing permission, approval or consent other than any protocol or act that is issued in the normal course of construction and is required by Applicable Law in Bulgaria other than where an alteration or addition or material change of use of any Property has been Fairly Disclosed in the Disclosure Letter;

(B)
terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of the relevant Target Group Company;

(C)	enter into or vary any agreement, lease, tenancy, licence or other commitment which is material in the context of the relevant Target Group Company;

(D)
sell, convey, transfer, assign or charge any Property or grant any rights or easements over any Property or enter into any covenants or other Encumbrance affecting any Property or agree to do any of the foregoing;

(E)	incur any commitment with respect to any Property in excess of US$100,000.

(x)	save as required by Applicable Law:

(A)
make any material amendment to the terms and conditions of employment (including, without limitation, remuneration, pension entitlements and other benefits) of any Senior Employee (other than minor increases in the ordinary and usual course of business which the Seller shall notify to the Purchaser as soon as reasonably possible); or

(B)	engage or appoint any additional Senior Employee;

(xi)
enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any Encumbrance over any of its assets or undertaking in any such case other than in the ordinary and usual course of business;

(xii)
other than in relation to (A) any amount which becomes due following any audit with respect to Tax, or (B) any amount which falls due, up to an aggregate amount equal to US$100,000, with respect to Tax which relates to the period prior to Completion and except as required by Applicable Law, make, change or rescind any material claim or election relating to Tax; settle or compromise any material claim, action, litigation, proceeding, arbitration, investigation or audit with respect to Tax; make any material change to any of its methods, policies, principles or practices of Tax accounting or methods of reporting or claiming income, losses, or deductions for Tax purposes (including, without limitation, with respect to depreciation or amortisation); or amend any Tax Return in any material respect; request any ruling or clearance in relation to any Tax matter from any Tax Authority; enter into any agreement with any Tax Authority, or terminate or rescind any agreement with a Tax Authority that is in effect on the date of this Agreement; or prepare, file or submit, any Tax Return that is materially inconsistent with past practice; in each case to the extent that any of the foregoing could reasonably be expected to adversely affect the Purchaser, or any Target Group Company in a material manner following Completion.

4.3	Without prejudice to the generality of subclause 4.1, the Seller undertakes to procure that between the date of this Agreement and Completion, the Target Companies (other than Balkan Media Group):

(a)
shall not incur costs and expenses in an amount which is more than 20 per cent. greater than (i) the relevant monthly estimate; or (ii) the aggregate costs and expenses, both as set out in Appendix 3, without first consulting the Purchaser; and

(b)	other than in respect of Radiocompany C.J., shall use all reasonable endeavours to operate in accordance with the programming schedule appended to this Agreement.

4.4	The Seller shall procure that, between the date of this Agreement and Completion, the Escrow Account shall be established and that the Escrow Amount shall be paid into the Escrow Account.

In the event that Balkan News Corporation does not have sufficient funds to meet its obligations pursuant to this subclause 4.4, the Seller undertakes to transfer such funds to Balkan News Corporation prior to Completion. After Completion, the Seller shall take, and the Purchaser shall procure that Balkan News Corporation shall take, all steps necessary to (i) pay the aggregate amount due in respect of the Sale and Retention Bonus from the Escrow Account in accordance with the terms of the Sale and Retention Bonus; and (ii) return any portion of the Escrow Amount to the Seller which is not required to satisfy the Sale and Retention Bonus on the dates on which payments are due to the relevant employees of the Target Group Companies in accordance with the terms of the Sale and Retention Bonus.

4.5
Without prejudice to the generality of subclause 4.1 and to the extent permitted by Applicable Law (including but not limited to any competition law), prior to Completion the Seller shall procure that the Target Group Companies (excluding the Balkan Media Group) shall provide the Purchaser's auditors with the information that the Purchaser's auditors reasonably require for the purposes of preparing audited financial statements of the Target Group that are required under certain reporting regulations to which the Purchaser's Group is subject, provided that the obligations of the Seller under this subclause 4.5 shall not extend to providing information which is reasonably regarded as confidential to the activities of the Seller otherwise than in relation to the Target Group Companies.

4.6	Prior to Completion, the Seller or any member of the Seller's Group shall:

(a)
be entitled to enter into an inter-company loan with any member of the Target Group, provided that any such loan be repaid or settled prior to Completion (except any loan from Balkan News Corporation to Triada to fund the ordinary and usual course of Triada's day-to-day business);

(b)
be entitled to procure that Balkan News Corporation declares aggregate dividends payable in cash of no more than BGN 42,000,000, provided that any such dividends shall be paid in full prior to Completion;

(c)
procure that Balkan News Corporation declares dividends in specie to the Seller of the Consultant Loan and the RCJ Loan respectively, provided that any such dividends shall be made in full prior to Completion; and

(d)	procure that the Amendment Agreement shall be entered into by Balkan News Corporation and Twentieth Century Fox International Television, Inc.

4.7
Prior to Completion the Purchaser undertakes that, subject to subclause 4.5, no member of the Purchaser's Group or any of their employees, officers, directors, agents or advisors shall contact or approach any employee of any Target Group Company without the prior consent of the Seller.

4.8
The Seller agrees to provide the Purchaser's Guarantor or the Purchaser, as applicable, with such information as the Purchaser's Guarantor or the Purchaser determines to be reasonably necessary or appropriate to comply with applicable anti-money laundering laws, rules and regulations of the applicable jurisdictions, to respond to requests for information concerning the identity of the Purchaser's shareholders from any Governmental Authority within the applicable jurisdictions in connection with its anti-money laundering compliance procedures, or to update such information.

5.	COMPLETION

5.1
Except for execution of the Deed of Transfer which shall occur simultaneously in Amsterdam, the Netherlands, Completion shall take place at the offices of the Seller's Solicitors at 11 a.m. (London time) on the fourth Business Day after which the Condition in subclause 3.1(a) is satisfied or waived or at such other place, at such other time and/or on such other date as the Seller and the Purchaser may agree, provided that:

(a)	neither the Seller has notified the Purchaser nor the Purchaser has notified the Seller that any event has occurred as set out in subclause 3.1(b) which remains outstanding at the Effective Time; or

(b)	the Purchaser has not notified the Seller of any event which has a Material Adverse Effect (which has not been remedied in accordance with subclause 3.1(c) before the Effective Time).

5.2	At Completion:

(a)	the Seller shall observe and perform the provisions of Part 1 of Schedule 5; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 5.

5.3
The Seller may waive some or all of the obligations of the Purchaser set out in Part 2 of Schedule 5 and the Purchaser may waive some or all of the obligations of the Seller set out in Part 1 of Schedule 5.

6.	CONSIDERATION

6.1
The consideration for the sale of the Shares and the covenants given by the Seller to the Purchaser in clause 9 of this Agreement shall be US$400 million in cash subject to any adjustments in clause 7 (the Consideration).

7.	ADJUSTMENT TO CONSIDERATION

7.1
The Seller shall give notice to the Purchaser not less than four (4) Business Days before Completion of the Estimated Net Debt (setting out the indebtedness of which it is constituted) presented in the format shown in Part 2 of Schedule 6 and Estimated Working Capital presented in the format shown in Part 3 of Schedule 6.

7.2	The amount of the Consideration payable at Completion (the Closing Payment) shall be adjusted as follows:

(a)	if the Estimated Net Debt exceeds zero, the amount of the Consideration shall be reduced by the amount by which the Estimated Net Debt exceeds zero;

(b)	if the Estimated Net Debt is less than zero, the Consideration shall be increased by the amount by which the Estimated Net Debt is less than zero;

(c)
if the Estimated Working Capital is less than the Normalised Working Capital, the Consideration shall be reduced by the amount by which the Estimated Working Capital is less than the Normalised Working Capital; and

(d)
if the Estimated Working Capital is more than the Normalised Working Capital, the Consideration shall be increased by the amount by which the Estimated Working Capital is more than the Normalised Working Capital.

7.3	The Closing Payment shall be adjusted (if necessary) after Completion within ten (10) Business Days of the Completion Statement being agreed in accordance with Schedule 6 and Schedule 7 as follows:

(a)	if the Actual Net Debt exceeds the Estimated Net Debt, the Closing Payment shall be reduced by the amount by which the Actual Net Debt exceeds the Estimated Net Debt;

(b)	if the Actual Net Debt is less than the Estimated Net Debt, the Closing Payment shall be increased by the amount by which the Actual Net Debt is less than the Estimated Net Debt;

(c)
if the Actual Working Capital is less than the Estimated Working Capital, the Closing Payment shall be reduced by the amount by which the Actual Working Capital is less than the Estimated Working Capital; and

(d)	if the Actual Working Capital exceeds the Estimated Working Capital, the Closing Payment shall be increased by the amount by which the Actual Working Capital exceeds the Estimated Working Capital.

7.4
Any reduction to be made to the Consideration under subclause 7.2 shall be offset against any increase in the Consideration under such subclause and any reduction to be made to the Closing Payment under subclause 7.3 shall be offset against any increase in the Closing Payment under such subclause.

7.5
Within two (2) Business Days of the last of the adjustments contemplated in subclauses 7.3 and 7.4 above being finalised, either the Seller shall repay to the Purchaser an amount equal to any decrease in the Closing Payment or the Purchaser shall pay to the Seller an amount equal to any increase in the Closing Payment as appropriate.

7.6
Any portions of the Closing Payment (including in relation to subclauses 7.2 and 7.3 above) which are calculated in BGN or any currencies other than US$ shall, prior to any payment being made, be converted into US$ using the closing mid-point rate as set out in the Financial Times first published on the Business Day prior to Completion (the Converted Amount), and shall be paid in accordance with this clause 7.

8.	POST-COMPLETION COVENANTS

8.1	Immediately following Completion, and no later than two (2) months after Completion, the Purchaser shall procure that no member of the Target Group:

(a)
uses or displays (including on or in its business stationery, documents, signs, promotional materials or website) any name, mark or logo which is the same as or similar to and is likely to be confused or associated with, any name, mark or logo which is valid and subsisting at Completion and which is owned by a member of the Seller's Group other than pursuant to a valid license or other approval by the Seller or any other member of the Seller's Group; or

(b)	represents that the Seller or any other member of the Seller's Group retains any connection with such member of the Target Group,

except that this subclause shall not prevent the Purchaser or the Target Group Companies from using or displaying any names, marks or logos which are owned by any of them, or which are licensed to any of them from a third party that has a valid right to use such mark, at the date of Completion.

8.2
As soon as reasonably practicable (and, in any event, within fifteen (15) Business Days) after Completion, the Purchaser shall deliver to the Seller a certified copy of the articles of association of Balkan News Corporation and a certificate from the Bulgarian commercial register, reflecting the change of name of that Target Group Company so that there is no longer a reference to "News" or any other inference of any kind to the Seller.

9.	PROTECTIVE COVENANTS

9.1
In consideration for the agreement by the Purchaser to acquire the Shares, the Seller covenants with the Purchaser and each member of the Target Group that neither the Seller nor any member of the Seller's Group shall, for a period of 24 months after Completion:

(a)
carry on, be engaged in or hold any shares, partnership, consortium or joint venture interests, voting securities, equity linked securities or other economic participation rights or debt securities (Economic Interests) (or any interest in any Economic Interests) in any business which is of the same or similar type to the Target Group Companies now carried on and which is or is likely to be in competition with any part of the business of the Target Group Companies in Bulgaria;

(b)
induce or attempt to induce any person who is a Senior Employee of a member of the Target Group to leave the employment of that company or hire any person who is a Senior Employee of a member of the Target Group.

9.2	The restrictions in subclause 9.1(a) shall not:

(a)
prevent the Seller or any subsidiary of the Seller from holding shares or debentures in a listed company which confer not more than 5 per cent. of the votes which could normally be cast at a general meeting of that company;

(b)
apply (or as the case may be shall cease to apply) to the extent that the Seller or any subsidiary of the Seller after Completion acquires any company or business and, as a result of that acquisition, acquires a company or business which falls within the terms of subclause 9.1(a) (the Relevant Interest) provided that the Relevant Interest does not generate more than 10 per cent. of the revenues of the company or business acquired according to the latest financial statements of that company or business. If however the Relevant Interest generates more than 10 per cent. of the revenues of the company or business acquired according to the latest financial statements of that company or business, then the Seller or its relevant subsidiary shall divest the Relevant Interest within six months as from the date of the acquisition;

(c)
prevent (i) the continued operation of existing cable and pay television business of the Seller's Group or the operation of new cable or pay television channels owned or operated by the Seller's Group (provided that any such channel is based on a format distributed internationally); (ii) the continued operation of existing outdoor advertising business of the Seller's Group; (iii) the delivery of content to any other television provider in Bulgaria by the Seller's Group; (iv) the Seller or any member of the Seller' Group from operating a pay TV platform within Bulgaria; or (v) the Seller or any subsidiary or affiliate of the Seller from carrying on any other business or range of business carried on by it (other than the businesses of the Target Group Companies) at the date of this Agreement; or

(d)
prevent the Seller or any subsidiary of the Seller from publishing any general recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with the Seller or any subsidiary of the Seller provided no member of the Seller's Group encourages any such person to initiate contact.

9.3
Subclause 9.1 may be enforced by each member of the Target Group against the Seller or any subsidiary of the Seller under the Contract (Rights of Third Parties) Act 1999. The provisions of subclause 9.1 may be varied by agreement between the Seller and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by subclause 9.1) without the consent of any subsidiary of the Seller or any member of the Target Group.

9.4
The Seller agrees that the restrictions contained in this clause 9 are no greater than is reasonable and necessary for the protection of the interests of the Purchaser and the Target Group but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

10.	GUARANTEES AND INDEMNITIES

10.1
The Seller shall procure that on Completion each member of the Target Group is released in full from all guarantees and indemnities given by or binding upon that company in respect of any liability or obligation of any member of the Seller's Group and pending such release, the Seller shall indemnify the Target Group member against all liabilities under those guarantees and indemnities.

10.2
The Purchaser shall procure that as from Completion each member of the Seller's Group is released in full from all guarantees and indemnities which have been given by that member in respect of any liability or obligation of any member of the Target Group and pending such release the Purchaser shall indemnify that member against all liabilities under those guarantees and indemnities.

11.	SELLER'S WARRANTIES AND INDEMNITIES

11.1
The Seller warrants to the Purchaser that, except as Fairly Disclosed to the Purchaser in the Disclosure Letter, each of the statements set out in Schedule 3 is, subject to subclause 11.2, true and accurate at the date of this Agreement and will be true and accurate at Completion.

11.2	Subclause 11.1 shall apply as if:

(a)	none of the Seller's Warranties, other than those set out in paragraphs 1.15, 1.19 and 1.30 of Schedule 3, relate in any way to Intellectual Property Rights;

(b)	none of the Seller's Warranties, other than those set out in paragraphs 1.16, 1.19 and 1.30 of Schedule 3, relate in any way to IT Systems;

(c)	none of the Seller's Warranties, other than those set out in paragraphs 1.12, 1.13 and 1.19 of Schedule 3, relate in any way to the Properties or any of them;

(d)	none of the Seller's Warranties, other than those set out in paragraph 1.14 of Schedule 3, relate in any way to Environmental Matters; and

(e)	none of the Seller's Warranties, other than those set out in paragraphs 1.23 to 1.29 of Schedule 3, relate in any way to Taxation

11.3
The Seller's Warranties and any Warranty Claim shall be subject to the limitations and other provisions set out in subclauses 11.2 to 11.8 (inclusive), 11.10 to 11.14 (inclusive) and Schedule 4 (including for the avoidance of doubt, the limitations and other provisions incorporated by reference to the Tax Deed).

11.4	If after the signing of this Agreement:

(a)	the Seller shall become aware that any of the Seller's Warranties was untrue, inaccurate or misleading in any material respect as of the signing of this Agreement; or

(b)
any event shall occur or matter shall arise of which the Seller becomes aware which results or may result in any of the Seller's Warranties being untrue, inaccurate or misleading in any material aspect at Completion, the Seller shall notify the Purchaser in writing as soon as practicable setting out full details of the matter.

11.5	Any notification pursuant to subclause 11.4(a) shall not operate as a disclosure pursuant to subclause 11.1 of this Agreement and the Seller's Warranties shall not be subject to such notification.

11.6
Save in the case of dishonesty or fraud, the Seller undertakes to the Purchaser and to the Target Group Companies and their respective directors, officers and agents to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Target Group Companies or their respective directors, officers or agents in connection with assisting the Seller in the giving of any Warranty or the preparation of the Disclosure Letter and the Tax Deed.

11.7
The Seller shall indemnify and keep indemnified the Purchaser from and against all costs, claims, demands, damages, expenses, penalties, fines, liabilities and losses, including a reduction in the cash generated by the Target Group Companies (other than Balkan Media Group) (collectively, Losses) whatsoever arising out of or in connection with any of the Target Broadcasting Licenses not having been validly issued or not being in full force and effect at Completion. The Purchaser and the Purchaser's Guarantor acknowledge and agree that the Purchaser shall only be entitled to bring a claim with respect to any of the Target Broadcasting Licenses not having been validly issued or not being in full force and effect at Completion pursuant to this subclause 11.7 and shall not be entitled to bring a Warranty Claim in respect of such matter.

11.8
The Purchaser shall not be entitled to bring any claim for Losses in respect of the indemnity set out in subclause 11.7 nor any Warranty Claim in respect of the matters referred to in subclause 11.7 following Completion if the Purchaser has actual knowledge on or before Completion that (i) the Target Broadcasting Licences have not been validly issued or are not in full force and effect at Completion or that the Target Broadcasting Licenses will not be or are not reasonably likely to be validly issued and in full force and effect at Completion (including, without limitation, to the extent the Purchaser receives notice of such event from the Seller); (ii) such fact or circumstance has or is reasonably likely to have a Material Adverse Effect; and (iii) the Purchaser elected not to serve a notice on the Seller in accordance with subclause 5.1(b) of this Agreement in connection with such event.

11.9	The Seller shall indemnify and keep indemnified the Purchaser from and against all Losses whatsoever arising out of or in connection with the Consultant or any person connected with the Consultant:

(a)
having any legal or beneficial ownership interest in, or any Encumbrance, voting or other rights over, any shares in the share capital of any Target Group Company (excluding Balkan Media Group and the shares in Radiocompany C.J. held by R1 OOD) which does not terminate on Completion;

(b)
having any legal or beneficial ownership interest in, any Encumbrance over or possession or control of any of the assets included in the Accounts or acquired by any of the Target Group Companies since the Accounts Date which does not cease or terminate as a result of Completion (excluding Balkan Media Group and the shares in Radiocompany C.J. held by R1 OOD);

(c)
being engaged in any litigation, arbitration or administrative proceeding involving any Target Group Company (excluding Balkan Media Group) which is in progress and which is material in relation to the Target Group (other than in relation to matters which are in the normal course of business of the Target Group Companies or matters which cease or terminate as a result of Completion);

(d)
so far as the Seller is aware, having any past, present or future charges, complaints, causes of action, demands or other claims of any nature whatsoever arising out of or relating to any contract or agreement between any Target Group Company (excluding Balkan Media Group) and the Consultant or any person connected with the Consultant (other than in relation to matters which are in the normal course of business of the Target Group Companies or will terminate with all outstanding liabilities and obligations fully settled at Completion);

(e)	being a party to any contract with any Target Group Company (other than Balkan Media Group) that:

(i)	is not on an arm's length basis;

(ii)
is of a long term nature that is unlikely to have been fully performed in accordance with its terms more than 12 months after the date on which it was entered into or undertaken (other than any such contract which is in the normal course of business of the Target Group Companies); and

(iii)
restricts the freedom of any Target Group Company to carry on its business from Completion in Bulgaria other than in respect of any contract or agreement which in the normal course of business between Balkan News Corporation and Piero 97 MA AD, the shareholders' agreement entered into between Balkan News Corporation and R1 OOD in respect of Radiocompany C.J. or the shareholders' agreement entered into between Balkan News Corporation and the other shareholders of Balkan Media Group in respect of Balkan Media Group.

11.10
The Purchaser and the Purchaser's Guarantor acknowledge and agree that the Purchaser shall only be entitled to bring a claim with respect to any of the matters referred to in subclause 11.9 pursuant to subclause 11.9 of this Agreement and shall not be entitled to bring any Warranty Claim in respect of any such matters.

11.11
The liability of the Seller in respect of the indemnities set out in subclauses 11.7 and 11.9 shall terminate on the first anniversary after Completion except in respect of any claim of which written notice is given to the Seller specifying the matter or circumstances in reasonable detail (including, without limitation, the Purchaser's estimate, on a without prejudice basis, of the amount of such  indemnity claim) as soon as reasonably practicable (and in any event within 30 days) after it becomes aware of that matter or circumstance. Failure to give notice within such period shall not affect the rights of the Purchaser in respect of subclauses 11.7 or 11.9 except to the extent that the Seller shall not be liable for any Losses in respect of a claim to the extent that any such Losses are increased as a result of such failure to give notice. Following receipt by the Seller of the Purchaser's notice in accordance with this subclause 11.1, the Seller shall promptly provide written notice to the Purchaser as to whether it is accepting or disputing any such indemnity claim. The liability of the Seller in respect of any claim under subclause 11.7 or 11.9 shall in any event terminate if arbitration proceedings contemplated in clause 23 in respect of it have not been commenced in accordance with clause 23 within nine months after the giving of written notice by the Seller to the Purchaser that it is disputing any claim under subclause 11.7 or 11.9.

11.12
The provisions of paragraphs 1.2, 3 (other than 3.4), 6, 7, 9, 10, 11, 12 and 13 of Schedule 4 shall apply mutatis mutandis to the indemnities set out in subclauses 11.7 and 11.9. The provisions of paragraph 14 of Schedule 4 shall also apply mutatis mutandis to the indemnity set out in subclause 11.9.

11.13
The Purchaser agrees to take all reasonable steps and provide all reasonable assistance to avoid or mitigate any Losses which in the absence of mitigation might arise as a result of any breach by the Seller of subclauses 11.7 and 11.9 subject to the Seller indemnifying the Purchaser for all Losses in respect of any such mitigation.

11.14	The liability of the Seller in respect of:

(a)
subclause 11.7 shall be limited to one hundred (100) per cent. of the Consideration less the aggregate amount of any and all Warranty Claims, claims under the Tax Deed or any claim under the indemnity set out in subclause 11.9 which have been paid to the Purchaser; and

(b)
subclause 11.9 shall be limited to forty (40) per cent. of the Consideration less the aggregate amount of any and all Warranty Claims, claims under the Tax Deed or any claim under the indemnity set out in subclause 11.7 which have been paid to the Purchaser.

11.15
The Seller's Guarantor warrants to the Purchaser that each of the statements set out below is true and accurate as at the date of this Agreement and will be true and accurate immediately prior to and at Completion:

(a)
it has the power to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)
this Agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Seller's Guarantor, as the case may be, in accordance with its terms;

(c)
the execution and delivery by the Seller's Guarantor, as the case may be, of this Agreement and the execution and delivery by the Seller's Guarantor of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Seller's Guarantor under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which the Seller's Guarantor is a party; or

(ii)	the constitutional documents of the Seller 's Guarantor; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller's Guarantor is bound; or

(iv)	so far as it is aware, any Applicable Law;

(d)
save for those authorisations and approvals set out in subclause 3.1 of this Agreement, all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Seller's Guarantor, as the case may be to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(e)	it is a corporation validly existing under the laws of Delaware;

(f)	it is not actually aware of any matter or circumstance which is inconsistent with any of the Seller's Warranties or makes any of them untrue or inaccurate.

12.	PURCHASER'S AND PURCHASER'S GUARANTOR'S WARRANTIES

12.1
Each of the Purchaser and the Purchaser's Guarantor warrants to the Seller that each of the statements set out below is true and accurate as at the date of this Agreement and will be true and accurate immediately prior to and at Completion:

(a)
it has the power to execute and deliver this Agreement, and each of the other Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)
this Agreement constitutes, and each of the other Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser and the Purchaser's Guarantor, as the case may be, in accordance with its terms;

(c)
the execution and delivery by the Purchaser or the Purchaser's Guarantor, as the case may be, of this Agreement and the execution and delivery by the Purchaser, the Purchaser's Guarantor or any Bulgaria SPV, as the case may be, of each of the other Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser, the Purchaser's Guarantor or any Bulgaria SPV, as the case may be, under it and each of them do not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which Purchaser, the Purchaser's Guarantor or any Bulgaria SPV is a party; or

(ii)	the constitutional documents of the Purchaser, the Purchaser's Guarantor or any Bulgaria SPV; or

(iii)
any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser, the Purchaser's Guarantor or any Bulgaria SPV is bound; or

(iv)	so far as it is aware, any Applicable Law;

(d)
save for those authorisations and approvals set out in subclause 3.1 of this Agreement, all authorisations from, and notices or filings with, any governmental or other authority that are necessary to enable the Purchaser, the Purchaser's Guarantor or any Bulgaria SPV, as the case may be to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party have been obtained or made (as the case may be) and are in full force and effect and all conditions of each such authorisation have been complied with;

(e)	it is a corporation validly existing under the laws of the Netherlands (in the case of the Purchaser) and Bermuda (in the case of the Purchaser's Guarantor); and

(f)
the Purchaser has (and at Completion will have) immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this Agreement, and each of the other Transaction Documents to which it is or will be a party.

13.	ANNOUNCEMENTS AND CONFIDENTIALITY

13.1
The Purchaser shall procure that no member of the Purchaser's Group for the time being, and no adviser or other person connected with any such member, shall make any announcement, other than the Purchaser's Announcement, concerning the sale or purchase of the Shares or any related or ancillary matter before, on or after Completion. The Purchaser shall also procure that no member of the Target Group and no adviser or other person connected with any such member of the Target Group shall make any announcement concerning the sale or purchase of the Shares or any related or ancillary matter on or after Completion.

13.2
The Seller shall procure that no member of the Seller's Group for the time being, and no adviser or other person connected with any such member, shall make any announcement, other than the Seller's Announcement, concerning the sale or purchase of the Shares or any related or ancillary matter before, on or after Completion. The Seller shall also procure that no member of the Target Group and no adviser or other person connected with any such member of the Target Group shall make any announcement concerning the sale or purchase of the Shares or any related or ancillary matter before Completion.

13.3	Except as required by Applicable Law, the Purchaser:

(a)
shall, and shall procure that each other member of the Purchaser's Group for the time being shall, keep confidential all information provided to any member of the Purchaser's Group by or on behalf of the Seller or otherwise obtained by any member of the Purchaser's Group in connection with this Agreement which relates to the Seller or any other member of the Seller's Group except to the extent the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by the Purchaser; and

(b)
shall procure that, if after Completion any member of the Target Group holds confidential information relating to the Seller or any other member of the Seller's Group, that company shall after Completion keep that information confidential and shall return that information to the Seller or destroy it, in either case without retaining copies except to the extent the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by such company.

13.4	Except as required by Applicable Law, the Seller:

(a)
shall, and shall procure that each other member of the Seller's Group for the time being shall, keep confidential all information provided to any member of the Seller's Group by or on behalf of the Purchaser or otherwise obtained by any member of the Seller's Group in connection with this Agreement which relates to the Purchaser or any other member of the Purchaser's Group except to the extent the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by the Seller; and

(b)
shall procure that, no member of the Seller's Group disclose or divulge to any third party any information of a secret or confidential nature relating exclusively to the business or affairs of any member of the Target Group, except to the extent the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by the Seller or any other subsidiary of the Seller.

13.5	Nothing in this subclause prevents any announcement being made or any confidential information being disclosed (or being retained and not returned or destroyed):

(a)	where such announcement contains, or the confidential information disclosed and/or retained comprises, only information set out in the Seller's Announcement or Purchaser's Announcement; or

(b)
to the extent required by Applicable Law, any court of competent jurisdiction or any competent regulatory body or stock exchange, but if a person is so required to make any announcement or to disclose any confidential information, the relevant Party shall promptly notify the other Party, where practicable and lawful to do so, before the announcement is made or disclosure occurs (as the case may be) and shall co-operate with the other Party regarding the timing and content of such announcement or disclosure (as the case may be) or any action which the other Party may reasonably elect to take to challenge the validity of such requirement.

14.	GUARANTEE BY PURCHASER'S GUARANTOR

14.1
In consideration of the Seller entering into this Agreement, the Purchaser's Guarantor, as primary obligor for the Purchaser, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Seller, the payment and performance by the Purchaser, when due, of all amounts and obligations under this Agreement and the other Transaction Documents.  This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

14.2	The Purchaser's Guarantor's obligations under this clause 14:

(a)
constitute direct, primary and unconditional obligations to pay on demand by the Seller any sum which the Purchaser is liable to pay under this Agreement or any other Transaction Document and to perform on demand any obligation of the Purchaser under this Agreement or any other Transaction Document without requiring the Seller first to take any steps against the Purchaser or any other person; and

(b)	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(i)	any time or indulgence granted to, or composition with, the Purchaser or any other person; or

(ii)	any amendment of this Agreement; or

(iii)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Purchaser or any other person; or

(iv)
any legal limitation, disability or other circumstance relating to the Purchaser or any unenforceability or invalidity of any obligation of the Purchaser under this Agreement or any other Transaction Document.

15.	GUARANTEE BY SELLER'S GUARANTOR

15.1
In consideration of the Purchaser entering into this Agreement, the Seller's Guarantor, as primary obligor for the Seller, unconditionally and irrevocably guarantees, by way of continuing guarantee to the Purchaser, the payment and performance by the Seller, when due, of all amounts and obligations under this Agreement and the other Transaction Documents.  This guarantee shall remain in full force and effect until all such amounts and obligations have been irrevocably paid and discharged in full.

15.2	The Seller's Guarantor's obligations under this clause 15:

(a)
constitute direct, primary and unconditional obligations to pay on demand by the Purchaser any sum which the Seller is liable to pay under this Agreement or any other Transaction Document and to perform on demand any obligation of the Seller under this Agreement or any other Transaction Document without requiring the Purchaser first to take any steps against the Seller or any other person; and

(b)	shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including:

(i)	any time or indulgence granted to, or composition with, the Seller or any other person; or

(ii)	any amendment of this Agreement; or

(iii)	the taking, variation, renewal or release of, or refusal or neglect to perfect or enforce, any right, remedy or security against the Seller or any other person; or

(iv)
any legal limitation, disability or other circumstance relating to the Seller or any unenforceability or invalidity of any obligation of the Seller under this Agreement or any other Transaction Document.

16.	BULGARIA SPV

16.1
The Parties acknowledge and agree that at any time during the period commencing on the date of this Agreement and ending on the date of Completion, the Purchaser shall, subject to subclause 16.2 and the provisions of clause 18, have the right to designate one or more Wholly-Owned CME Companies (each, a Bulgaria SPV) in the Purchaser's place as the purchaser of the Shares under this Agreement and in respect of the Transaction Documents (the Designation) by at least five (5) Business Days' advance notice in writing to the Seller of its wish to effect the Designation (the Designation Notice).  For the avoidance of doubt, following such Designation, the Seller shall have duly discharged its obligation under the Agreement to transfer or procure the transfer of the Shares, by the Shares being transferred to such Bulgaria SPV.

16.2	Prior to and as a condition to the Designation taking effect each Bulgaria SPV shall enter into a deed of adherence in the form set out in Schedule 9 (the Deed of Adherence).

17.	NOTICES

17.1
Any notice or other communication to be given under this Agreement must be in writing (which includes fax, but not any other form of Electronic Communication) and must be delivered or sent by post or fax to the Party to whom it is to be given as follows:

(a)	to the Seller at:

News Netherlands B.V.
Pilotenstraat 39
1059 CH Amsterdam
The Netherlands
Fax:  +31205106991
marked for the attention of Alida van der Jagt,

with a copy to:

Jeff Palker
General Counsel, Europe & Asia
News Corporation
c/o 1 Virginia Street
London, E98 1XY
United Kingdom
Telephone: +44 207 782 4808
Facsimile: +44 207 782 4810

(b)	to the Seller's Guarantor at:

General Counsel, Europe & Asia
News Corporation
c/o 1 Virginia Street
London, E98 1XY
United Kingdom
Telephone: +44 207 782 4808
Facsimile: +44 207 782 4810
marked for the attention of Jeff Palker

with a copy to:

News Corporation
c/o 1211 Avenue of Americas
New York
New York 10036
United States of America
marked for the attention of the General Counsel

(c)	to the Purchaser at:

CME Media Enterprises B.V.
Dam 5b
Amsterdam JS 1012
The Netherlands
Tel.: +31 20 626 8867
Facsimile: +31 20 423 1404
marked for the attention of a Director

with a copy to:

Central European Media Enterprises Ltd.
c/o CME Development Corporation
52 Charles Street
London W1J 5EU
Fax:  +44 20 7127 5801
marked for the attention of General Counsel

(d)	to the Purchaser's Guarantor at:

Central European Media Enterprises Ltd.
c/o CME Development Corporation
52 Charles Street
London W1J 5EU
Fax:  +44 20 7127 5801
marked for the attention of General Counsel

or at any such other address or fax number of which it shall have given notice for this purpose to the other Party under this clause.  Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

17.2	Any notice or other communication shall be deemed to have been given:

(a)	if delivered, on the date of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post; or

(c)
if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.

17.3
In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail or that the fax was properly addressed and transmitted, as the case may be.

17.4
This clause shall not apply in relation to the service of any claim form, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this Agreement.

18.	ASSIGNMENTS

18.1
None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all the Parties and any such purported assignment or transfer shall be void provided however, that the Purchaser may assign its rights and obligations under this Agreement to any other member of the Purchaser's Group in accordance with clause 16 and if it does so:

(a)	the Purchaser must give prior notice in writing to the Seller of this assignment;

(b)
as between the Seller, the Purchaser and the Purchaser's Guarantor, the Seller may nevertheless enforce this Agreement and the Tax Deed against the Purchaser and the Purchaser's Guarantor as if the assignment had not occurred;

(c)	the assignment shall be without cost to the Seller and shall not in any way operate so as to increase the liability or reduce the rights of any of the parties under this Agreement or the Tax Deed; and

(d)
prior to the assignee ceasing to be a member of the Purchaser's Group for the time being, the Purchaser shall procure that the benefit of this Agreement and the Tax Deed is re-assigned to the Purchaser or assigned to another member of the Purchaser's Group.

19.	GROSS UP AND WITHHOLDING

19.1	All sums payable by any person (the Payer) to another person (the Recipient) under this Agreement shall be paid free of all deductions and withholdings, except those required by Applicable Law.

19.2
If any deduction or withholding is required by Applicable Law to be made from a sum payable under this Agreement, or if the Recipient incurs Tax on a sum (other than the Consideration) paid to it under this Agreement (or would have incurred Tax on such sum, but for the use of any Relief, as that term is defined in the Tax Deed), the Payer shall pay the Recipient a sum which will leave the Recipient in the same after tax position as it would have been in, had no tax been imposed, or no deduction or withholding required.

20.	PAYMENTS

20.1
Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made to the Seller or the Purchaser under this Agreement shall be made in US$ by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment shall be provided by the applicable Party to the other not less than three (3) Business Days before the date that payment is due.

20.2
If a Party defaults in making any payment when due of any sum payable under this Agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at an annual rate of two per cent. above the base rate from time to time of Barclays Bank PLC, which interest shall accrue from day to day and be compounded monthly.

21.	GENERAL

21.1
Each of the obligations, warranties and undertakings in respect of the Shares set out in this Agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion.

21.2	Time is not of the essence in relation to any obligation under this Agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)
one Party fails to perform an obligation by the time specified in this Agreement and another Party serves a notice on the defaulting Party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

21.3
Except as otherwise expressly provided in this Agreement, each Party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this Agreement, save that the Purchaser alone shall be responsible for any stamp duty or similar tax imposed in connection with the transfer of any of the Shares.

21.4
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any Party (including any duly authorised representative of a Party) may enter into this Agreement by executing a counterpart.  Facsimile signatures shall be valid and binding to the same extent as original signatures.

21.5	The rights of each Party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided by this Agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

21.6	Except as expressly stated in this Agreement, a person who is not a Party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

22.	WHOLE AGREEMENT

22.1
This Agreement and the other Transaction Documents contain the whole agreement between the Parties relating to the transactions contemplated by the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the Parties relating to these transactions.  Except as required by statute, no terms shall be implied (whether by custom, usage or otherwise) into this Agreement.

22.2
Each Party acknowledges that in agreeing to enter into this Agreement and the other Transaction Documents it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those repeated in the Transaction Documents) made by or on behalf of any other Party before the entering into of this Agreement.  Each Party waives all rights and remedies which, but for this subclause 22.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.

22.3	Nothing in this clause limits or excludes any liability for fraud.

23.	GOVERNING LAW AND ARBITRATION

23.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

23.2
Any disputes, claims or controversy arising out of or related to this Agreement, (other than any dispute to be determined by the Independent Accountant in accordance with Schedules 6 and 7) including any question as to its formation, validity, interpretation or termination, which cannot be resolved by negotiations between the Parties shall be settled by arbitration on an ad hoc basis in accordance with the Rules of the London Court of International Arbitration, which are deemed to be incorporated by reference into this clause, except to the extent modified by this clause.  The tribunal shall consist of three (3) arbitrators. The Purchaser and the Seller shall each nominate one (1) arbitrator and the third (3rd) arbitrator shall be appointed by the two (2) arbitrators nominated by the Parties.  Either of the Purchaser or the Seller shall have the right to initiate the proceedings. Any party wishing to commence an arbitration shall deliver a document requesting the commencement of an arbitration (a Request for Arbitration) in accordance with clause 17 of this Agreement.  The arbitration shall be treated as commenced for all purposes on the date the Request for Arbitration is deemed to have been given in accordance with clause 17  of this Agreement.

23.3
The seat of the arbitration shall be London, England.  The language of the arbitration shall be English, except that any party to the arbitration may submit testimony or documentary evidence in Bulgarian, whereupon it shall also furnish a certified translation or interpretation of any such evidence into English.

23.4
If any dispute arising out of or relating to this Agreement (hereinafter referred to as a Related Dispute) raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or another Transaction Document (an Existing Dispute), the tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

24.	LANGUAGE

The language of this Agreement and the transactions envisaged by it is English and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

SCHEDULE 8

INTERPRETATION

1.	In this Agreement:

Accounts means the audited balance sheet of Balkan News Corporation as at the Accounts Date and audited profit and loss accounts of Balkan News Corporation for the year ended on the Accounts Date;

Accounts Date means 31 December 2008;

Actual Net Debt means the actual amount of Net Debt at Completion, as calculated after Completion in accordance with Part 1 of Schedule 6 and on the basis of the line items in Part 2 of Schedule 6;

Actual Working Capital means the actual amount of Working Capital at Completion, as calculated after Completion in accordance with Part 1 of Schedule 6 and on the basis of the line items in Part 3 of Schedule 6;

Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of the Seller and the Purchaser with such changes as the Seller and the Purchaser may agree in writing before Completion;

Amendment Agreement means the amendment agreement to be entered into on or prior to Completion by Balkan News Corporation and Twentieth Century Fox International Television, Inc. in the form attached in Part 2 of Appendix 1 hereto;

Applicable Law means all laws, ordinances, regulations, judgments, decrees, decisions, writs, awards, orders or, directives of any Governmental Authority, and international treaties or any other agreements to which an Governmental Authority is a party, to the extent applicable to the Parties, this Agreement, the Target Group Companies, the business of the Target Group Companies or the subject matter thereof;

Balkan Media Group means Balkan Media Group AD, a company incorporated under the laws of Bulgaria, further particulars of which are set out in Schedule 2 to this Agreement;

Balkan News Corporation means Balkan News Corporation EAD, a company incorporated under the laws of Bulgaria, further particulars of which are set out in Schedule 1 to this Agreement;

BCPC means the Bulgarian Commission for the Protection of Competition;

BGN means Bulgarian leva, being the lawful currency of Bulgaria;

bTV Logos means the logos identified in lines 1, 2, 3 and 4 of Schedule 7 and 19 and 20 under the heading "Pending Application" in Schedule 7 of the Disclosure Letter, along with all variations of such logos that are currently displayed on bTV's website, http://www.btv.bg;

Bulgaria SPV shall have meaning set out in subclause 16.1;

Bulgarian Law means all Bulgarian laws, ordinances, regulations, judgments, decrees, decisions, writs, awards, orders and directives;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in Bulgaria, London and New York for normal business;

Closing Payment shall have the meaning set out in subclause 7.2;

Completion means completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Statement means the statement of Actual Net Debt and Actual Working Capital to be prepared in accordance with, and in the form set out in, Schedule 6;

Condition means the condition precedent to the sale and purchase of the Shares set out in clause 3;

Consideration shall have the meaning set out in subclause 6.1;

Consultant shall have the meaning set out in the Accounts.

Consultant Loan means the loan between Balkan News Corporation and K Consulting EAD with a maximum aggregate value of BGN13.66 million;

Data Room means the electronic data site containing documents and information relating to the Target Group, the contents of which are referred to in the index of electronic data site documents available on the data site;

Deed of Transfer means the notarial deed of sale and transfer pursuant to which the shares held by the Seller and Novacorp Limited in the share capital of TV Europe B.V. will be transferred to the Purchaser or Bulgaria SPV, as applicable, at Completion in the Agreed Form

Disclosure Letter means the letter of the same date as this Agreement from the Seller to the Purchaser;

Effective Time means immediately prior to Completion;

Electronic Communication means an electronic communication as defined in the Electronic Communications Act 2000;

Encumbrance means any claim, option, right to acquire, mortgage, charge, pledge, lien, equity, power of sale, hypothecation, usufruct (vruchtgebruik), attachment (beslag), retention of title, right of pre-emption, right of first refusal or other form of third party rights or security or encumbrance and any agreement, arrangement or obligation to create any of the foregoing;

Escrow Account means the US$ escrow account to be jointly established by the Seller and Balkan News Corporation in accordance with subclause 4.4 of this Agreement for receipt of the Escrow Amount;

Escrow Amount means an amount which represents all unpaid obligations of Balkan News Corporation and Radiocompany C.J in respect of the Sale and Retention Bonus as at Completion to be placed in the Escrow Account in accordance with subclause 4.4 of this Agreement;

Estimated Net Debt means the projected Net Debt of Balkan News Corporation, TV Europe, Triada and Radiocompany C.J. at Completion as estimated in good faith by the Seller and calculated on the basis of the line items in Part 2 of Schedule 6;

Estimated Working Capital means the projected Working Capital of Balkan News Corporation, TV Europe, Triada and Radiocompany C.J. at Completion as estimated in good faith by the Seller and calculated on the basis of the line items in Part 3 of Schedule 6;

Existing Dispute has the meaning set out in subclause 23.4;

Fairly Disclosed means disclosed in sufficient detail to enable the Purchaser to identify the nature and scope of the matter disclosed and to enable the Purchaser to form a view on the matter disclosed;

Governmental Authority means any national, supranational, regional or local government or governmental, judicial or government owned body, department, commission, authority, tribunal, agency or entity;

IFRS means the International Financial Reporting Standards;

Independent Accountants means such firm of accountants as may be appointed under Schedule 7;

Initial Notifications means the notification under Art. 24 of the Bulgarian Protection of Competition Act of 2008, along with any accompanying documents, necessary or expedient for such notification to be declared complete and proceedings in respect of it to be initiated by the BCPC;

Intellectual Property Rights means all intellectual property rights throughout the world, in all media for all versions and elements and for the entire duration of such rights, whether arising under statutory or common law, contract, or otherwise, and whether or not registered, registerable or perfected, including (a) rights in all inventions, discoveries, utility models, patents, reissues of and, re-examined patents, and patent applications (wherever filed and wherever issued, including continuations, continuations-in-part, substitutes, and divisions of such applications and all priority rights resulting from such applications) now existing, hereafter filed, issued or acquired; (b) rights associated with works of authorship, including database rights, copyrights, copyright applications, copyright registrations, synchronization rights, mask work rights, mask work applications and mask work registrations; (c) rights in computer software and programs, source codes, business methods, specifications; (d) rights relating to the protection of trade secrets, know-how and other confidential information; (f) design rights; (g) rights associated with trade marks, service marks, trade names, Internet domain names, logos, trade dress and the application for registration and the registrations thereof; and (h) rights analogous to those in this definition and any and all other intellectual property rights or rights of a similar nature or having similar effect;

IP Licences means all current, unexpired (and not due to expire within 12 months prior to Completion) written agreements, authorizations, licences, other arrangements (in whatever form and whether express or implied), through which any Target Group Company (other than Balkan Media Group) has been licensed, or otherwise permitted, to use any Intellectual Property Rights and which are, in each case, material to the business of the Target Group (other than Balkan Media Group);

IT Systems means the computer programmes described in paragraph 63 of the Disclosure Letter (but excluding for the avoidance of doubt the Intellectual Property Rights in those computer programmes);

Long Stop Date has the meaning set out in subclause 3.5;

Loss has the meaning set out in subclause 11.7;

Management Accounts means the unaudited monthly profit and loss account of Balkan News Corporation in respect of the period starting on the day after the Accounts Date and ending on 30 September 2009 and the unaudited monthly balance sheet of Balkan News Corporation as at the date to which the relevant Management Accounts have been drawn up;

Material Adverse Effect means an effect or change (except for something arising from an act or omission of the Purchaser) that, individually or collectively in the aggregate, is or is reasonably likely to be materially adverse to the business (as carried out at the date of this Agreement), results of operations, condition (financial or otherwise), assets or liabilities of the Target Group Companies (other than Balkan Media Group) that:

a.
gives or is reasonably likely to give rise in the aggregate to costs, claims, demands, damages, expenses, penalties, fines, liabilities and losses, including a reduction in the cash generated by the Target Group Companies (other than Balkan Media Group), in excess of US$70 million (or equivalent amount); and

b.	is not caused by:

(i)
a change in interest rates, exchange rates or securities or commodity prices or in economic, business, capital market, financial, market or political conditions generally, or in the industries in which the Target Group Companies (other than Balkan Media Group) operate;

(ii)
changes in Applicable Law (other than any change in Bulgarian Law which results in or is reasonably likely to result in the loss or surrender of any Operating Licences held by Balkan News Corporation), generally accepted accounting principles or official interpretations of the foregoing;

(iii)	matters to the extent Fairly Disclosed in the Disclosure Letter or set out in paragraph 3 of Schedule 4; or

(iv)	any change which also affects businesses that compete with the business of any of the Target Group Companies;

in each case with respect to subclauses (i), (ii) and (iv), unless such changes have an adverse effect on the business of any of the Target Group Companies (other than Balkan Media Group) which is disproportionate to a material extent relative to other businesses competing with the business of any of the Target Group Companies (other than Balkan Media Group) save for any such disproportionate effect which is caused or results from a change in Applicable Law in respect to the percentage of programming which must be produced in Bulgaria.

Net Debt means the aggregate net indebtedness calculated in accordance with Schedule 6 of Balkan News Corporation, TV Europe, Triada and Radiocompany C.J. (whether or not then presently payable) being:

(a)
the aggregate amount of external financial indebtedness (other than Trade Debts) owing by such companies, including overdrafts, bank loans, notes, debentures, bonds and amounts owing under finance leases together with accrued interest thereon; plus

(b)	the Net Inter-Company Debt; less

(c)	the aggregate amount of cash in hand or at bank and cash equivalents held by such companies (excluding advances to employees and the Escrow Amount) together with accrued interest thereon,

in each case calculated by reference to the nominal ledger and in accordance with Schedule 6;

Net Inter-Company Debt means (i) the aggregate amount of financial indebtedness (other than Trade Debts) owing by any members of the Target Group (other than Balkan Media Group) to any members of the Seller's Group, together with any accrued interest thereon, at Completion; less (ii) the aggregate amount of accounts receivable due to any members of the Target Group (other than Balkan Media Group) and owed by any members of the Seller's Group (other than Trade Debts), together with any accrued interest thereon, at Completion;

Normalised Working Capital means BGN 24.4 million;

Notary means G.M. Portier or any other civil law notary (or his authorized substitute) of Loyens & Loeff N.V.

Novacorp Limited means a limited liability company incorporated under the laws of the Isle of Man entered into in the Companies Registry Isle of Man under number 115549C;

Operating Licences shall have the meaning set out in Schedule 3;

Person means any physical person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority, whether incorporated or unincorporated;

person connected and connected person  have the meanings given in section 252 of the Companies Act 2006;

Property means the properties listed in the Disclosure Letter;

Purchaser's Announcement means the announcement to be made on or around the date of this Agreement by the Purchaser, in the Agreed Form;

Purchaser's Group means the Purchaser, all its subsidiary undertakings and parent undertakings and all the other subsidiary undertakings of each of its parent undertakings (other than Balkan News Corporation or TV Europe or any of their respective subsidiary undertakings);

Radiocompany C.J. means Radiocompany C.J. OOD, a company incorporated under the laws of Bulgaria, further particulars of which are set out in Schedule 2 to this Agreement, being a Subsidiary of Balkan News Corporation;

RCJ Loan means the loan between Balkan News Corporation and Piero 97 MA AD with a maximum aggregate value of BGN2.2 million;

Related Dispute has the meaning set out in subclause 23.4;

Relevant Date means, in relation to Balkan News Corporation, TV Europe, Triada and Radiocompany C.J. (as appropriate), the later of (i) 1 January 2008, (ii) the date of incorporation of Balkan News Corporation, TV Europe, Triada or Radiocompany C.J. (as appropriate); and (iii) the date that Balkan News Corporation, TV Europe, Triada or Radiocompany C.J. (as appropriate) became a subsidiary of the Seller;

Sale and Retention Bonus means the sale and retention bonuses due to certain employees of the Target Group Companies as set out in the document initialled for the purposes of identification by the Purchaser and the Seller on the date of this Agreement;

Seller's Announcement means the announcement to be made on or around the date of this Agreement by the Seller, in the Agreed Form;

Seller's Group means the Seller, all its subsidiary undertakings and parent undertakings and all the other subsidiary undertakings of each of its parent undertakings (other than members of the Target Group);

Seller's Solicitors means Allen & Overy LLP of One Bishops Square, London E1 6AD, United Kingdom;

Seller's Warranties means the warranties on the part of the Seller contained in subclause 11.1;

Senior Employee means any of Vicky Politova, Janet Zaharieva, Apostol Pentchev, Vessela Dimova, Vera Stoyanova and Boian Kalchev and any employee employed or engaged in relation to a Target Group Company at the date of this Agreement on an annual base salary (on the basis of full time employment) (excluding bonus) in excess of BGN 135,000;

Shares means all of the issued shares in the share capital of Balkan News Corporation and all of the issued shares in the share capital of TV Europe, as set out in Schedule 1;

Subsidiaries means all the companies mentioned in Schedule 2 and Subsidiary means any one of them;

subsidiary undertaking and parent undertaking have the meanings given in section 1162 of the Companies Act 2006;

Target Broadcasting Licenses means Broadcasting Permit 0757/21.07.2008, Licence No. 321 – 00001/17.02.2000 (as amended and extended by Decision No. 106/28.04.2009 of the Council on Electronic Media) and Digital Terrestrial Programming Licence No. 03-001/13.07.2009;

Target Group means Balkan News Corporation, TV Europe, Triada, Radiocompany C.J. and Balkan Media Group and Target Group Company means any one of them;

Target Group Intellectual Property Rights means the Intellectual Property Rights owned by any Target Group Company (other than Balkan Media Group) and includes the registered Intellectual Property Rights (including applications for registration) set out at in Schedules 5, 6 and 7 of the Disclosure Letter;

Tax or Taxation has the meaning given to that expression in the Tax Deed;

Tax Authority has the meaning given to that expression in the Tax Deed;

Tax Deed means the Tax Deed to be entered into at Completion by the Seller and the Purchaser in the form attached in Part 1 of Appendix 1 hereto;

Tax Return means any return or amended return required to be made to any Tax Authority of income, profits or gains (as that expression is interpreted for the purposes of the Tax Deed) or of any other amounts or information which are relevant for the purposes of Tax, including any related accounts, computations and attachments;

Tax Warranties means the Seller's warranties set out in paragraphs 1.23 to 1.29 of Schedule 3;

Trade Debts means amounts owing by way of trade credit in the ordinary course of trading as a result of goods or services supplied;

Transaction Documents means this Agreement, the Tax Deed and the documents referred to in it and any other agreements executed or to be executed by the Parties on the date of this Agreement;

Triada means Triada Communications EOOD, a company incorporated under the laws of Bulgaria, further particulars of which are set out in Schedule 2 to this Agreement;

TV Europe means TV Europe B.V., a company incorporated under the laws of the Netherlands, further particulars of which are set out in Schedule 1 to this Agreement, being the immediate holding company of Triada;

TV Europe Accounts means the balance sheet of TV Europe as at the TV Europe Accounts Date and the consolidated profit and loss accounts of TV Europe for the year ended on the TV Europe Accounts Date;

TV Europe Accounts Date means 30 June 2009;

US$ means United States Dollars, being the lawful currency of the United States of America;

Warranty Claim means a claim by the Purchaser where the basis of which is that a Warranty is, or is alleged to be, untrue or inaccurate;

Wholly-Owned CME Company means a wholly-owned subsidiary (within the meaning of section 1159 of the Companies Act 2006), wherever incorporated, but one in which Central European Media Enterprises Ltd. (whether directly or indirectly) holds and controls all of the shares and voting rights (including the sole right to appoint or remove its board of directors); and

Working Capital means the aggregate working capital calculated in accordance with Schedule 6 of Balkan News Corporation, TV Europe, Triada and Radiocompany C.J. as determined in accordance with the items identified in the column headed "Allocation" as "WC" as detailed in Part 3 of Schedule 6.

2.
Where any statement in Schedule 3 or in the Disclosure Letter is qualified by the expression so far as the Seller is aware or to the best of the Seller's knowledge, information and belief or any similar expression, that statement shall be deemed to refer to the actual knowledge of the Seller after due and careful enquiry of the following individuals: Gary Davey, Vessela Dimova, Marc Heller, Boian Kalchev, Thomas Mockridge, Liza Newnham, Apostol Pentchev, Vicky Valerieva Politova, Emma Young, Vera Stoyanova and Janet Zaharieva.

3.	In this Agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:

(a)	that enactment as amended, extended or applied by or under any other enactment (before or after signature of this Agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)
any subordinate legislation made (before or after signature of this Agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re-enacts as described in subparagraph (b), except to the extent that any legislation or subordinate legislation made or enacted after the date of this Agreement would create or increase the liability of the Seller under this Agreement.

4.	In this Agreement:

(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual or a natural person include his estate and personal representatives; and

(c)	subject to clause 18, references to a Party to this Agreement include the successors or assigns (immediate or otherwise) of that Party.

SIGNATORIES

EXECUTED as a deed by NEWS CORPORATION acting by Tom Mockridge, its officer, in the presence of:		) ) )	/s/ Thomas Mockridge

Witness's Signature	/s/ Marc Heller

Name:	Marc Heller

Address:

EXECUTED as a deed by NEWS NETHERLANDS B.V. acting by Jeffrey Palker, its attorney in the presence of:		) ) )	/s/ Jeffrey Palker

Witness's Signature	/s/ Angelina Elliott

Name:	Angelina Elliott

Address:

EXECUTED as a deed by CME MEDIA ENTERPRISES B.V. acting by Alphons van Spaendonck and Pan-Invest B.V., represented by G. van den Berg each a managing director in the presence of:		) ) ) ) )	/s/ Gerben van den Berg Managing Director

Witness's Signature	/s/ MA van den Berg-van Wijlen /s/ N.T. van Spaendonck- Hesselink

Name:	MA van den Berg-van Wijlen N.T. van Spaendonck-Hesselink		/s/ Alphons van Spaendonck Managing Director

Address:

EXECUTED as a deed by CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. acting by ADRIAN SARBU, its Chief Executive Officer in the presence of:		) ) )	/s/ Adrian Sarbu Chief Executive Officer

Witness's Signature	/s/ Costinela Rosu

Name:	Costinela Rosu

Address: